Exhibit 21.1

Behringer Harvard Opportunity REIT II, Inc.

List of Subsidiaries

BHO II, Inc., a Delaware corporation

BHO Business Trust II, a Maryland business trust

Behringer Harvard Opportunity OP II LP, a Delaware limited partnership